Exhibit 21.1

LIST OF SUBSIDIARIES OF HAWAIIAN HOLDINGS, INC.

Hawaiian Airlines, Inc.
Hawaiian Gifts, LLC
Airlines Contract Maintenance and Equipment, Inc.
HA 3049 Ualena Street, LLC
Elliott Street Holdings, Inc.
Aviation Legacy, LLC